THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

MATEON THERAPEUTICS, INC.

CONVERTIBLE PROMISSORY NOTE

US$200,000	July 22nd, 2019

FOR VALUE RECEIVED, MATEON THERAPEUTICS, INC., a corporation duly incorporated under the laws of the State of Delaware (the “Company”), hereby promises to pay to POINTR DATA INC., or its permissible assigns (the “Holder”) the principal sum of $200,000.00, together with accrued and unpaid interest thereon, in the manner provided herein. This convertible promissory note (this “Note”) is being issued by the Company to the original Holder of this Note (the “Original Holder”) pursuant to that certain Note Purchase Agreement dated as of July 22nd, 2019 by and between the Company and the Original Holder (the “Purchase Agreement”). Each capitalized term used, but not defined, in this Note shall have the meaning ascribed to it in the Purchase Agreement.

1. Payment.

(a) Payment. Unless earlier converted as provided herein, all amounts outstanding and unpaid under this Note shall be due and payable on the earliest to occur of: (i) at the Company’s election or on demand by the Holder at any time on or after January 1, 2020 or (ii) on demand by the Holder at any time following an Event of Default (the earliest to occur of clauses (i) or (ii) being referred to herein as the “Maturity Date”). The Company waives demand, presentment, diligence, protest, notice of protest and notice of dishonor with respect to this Note. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company.

(b) Pre-Payment. This Note may be prepaid at the election of the Company and the prior written consent of the Holder at any time without penalty upon five (5) days prior written notice to the Holder.

2. Interest. Interest on the unpaid principal amount shall accrue beginning on the issue date set forth above at a rate equal to eight percent (8.0%) per annum computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid or converted as provided in Section 3 hereof. Except upon the earlier conversion in accordance with Section 3, interest be due and payable on a monthly basis on the 15th day of each such month (or the next business day thereafter), which interest shall be payable, at the option of the Holder, either: (x) in cash or (y) in shares of Common Stock (with each share of Common Stock being valued based on the closing price of the Common Stock on the principal market on which the Common Stock is either traded or quoted at such time on the date immediately prior to the date on which the applicable interest payment is due and payable hereunder, or in the event the Common Stock is not then traded or quotes on any principal market, at the price per share equal to the then current fair market value of the Common Stock, as determined by an independent valuation expert selected jointly by the Company and the Holder, provided that the Company shall pay any such valuation expenses.

3. Conversion; Repayment.

(a) The unpaid principal amount of this Note, together with any interest accrued but unpaid thereon, shall be converted into the securities of the Company to be issued and sold at the closing of the Qualified Financing. Upon the conversion of this Note pursuant to this Section 3, the Holder shall be entitled to receive such number and amount of the securities of the Company to be issued upon such conversion equal to the quotient obtained by dividing (i) the unpaid principal amount of this Note (together with any interest accrued but unpaid thereon) by (ii) the price paid for such securities in the Qualified Financing. The issuance of securities pursuant to the conversion of this Note will be on, and subject to, the same terms and conditions applicable to the securities issued in the Qualified Financing. For purposes of this Note, a “Qualified Financing” means an equity funding of the Company yield proceeds to the Company of not less than $10,000,000.

(b) In the even that the Qualified Financing has not occurred on or prior to the Maturity Date, the Company shall repay this Note (together with any interest accrued but unpaid thereon) immediately following the Maturity Date.

4. Mechanics of Conversion.

(a) In the event that this Note is converted pursuant to Section 3, the Holder shall surrender this Note, duly endorsed, to the Company promptly following the closing of the Qualified Financing, and the Note shall thereupon be canceled. As soon as practicable following surrender of this Note (or a duly executed affidavit of loss with any indemnity reasonably requested by the Company) and at its expense, the Company will take such steps, and execute and deliver such agreements, documents and instruments, as may be reasonably necessary to issue and deliver to the Holder a certificate or certificates representing the securities of the Company to which the Holder is entitled upon such conversion.

(b) The Holder acknowledges that the conversion of this Note pursuant to Section 3 into the securities of the Company to be issued in the Qualified Financing may require the Holder’s execution of certain agreements relating to the purchase and sale of such securities, as well as registration rights, rights of first refusal and co-sale rights, rights of first offer and voting rights, if any, relating to such securities (collectively, the “Financing Arrangements”). The Holder agrees to execute all of the Financing Agreements in connection with the Qualified Financing as may be reasonably requested by the Company.

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5. Termination of Rights. Upon payment in full of this Note, or conversion of this Note in accordance with Section 3, all rights with respect to this Note shall terminate, whether or not this Note has been surrendered for cancellation.

6. Events of Default. In case an Event of Default shall occur, then upon demand by the Holder (which demand shall not be required in the case of an Event of Default under Sections 6.1(b) or (c) of the Purchase Agreement), the entire outstanding principal amount, plus accrued and unpaid interest thereon, of this Note shall become immediately due and payable in the manner and with the effect provided in the Purchase Agreement and this Note.

7. Events of Default – License; Commercial Transaction.

(a) In connection with the issuance of this Note, the Company shall deposit with Holder certain MRI imaging data and related information in the Company’s possession (the “Subject Data”). The Subject Data will include full resolution images, all information in the Company’s possession that is used or useful in connection with the Subject Data, including all information related to causes or changes in the MRI imaging data. Effective upon an Event of Default, then Holder, without any further action on the part of the Company or Holder, the Company hereby grants Holder a perpetual, irrevocable, world-wide, non-exclusive, royalty-free, fully paid-up, sublicensable, transferable license to install, execute, perform, display, transmit, distribute (directly or indirectly), prepare derivative works of, and otherwise use the Subject Data. The license granted to Holder pursuant to this Section 7 shall survive the termination or repayment of this Note (but shall only be effective from and after the occurrence of an Event of Default). The license granted hereunder shall not be deemed to be an election of remedies and shall not effect Holder’s other rights under this Note as a creditor or otherwise, to receive payment of the obligations owing hereunder.

(b) In the event that the Qualified Financing does not occur on or prior to the Maturity Date, the Company and the Holder shall work together in good faith to develop a commercial relationship pursuant to which the Company and Holder will develop an artificial intelligence platform, making use of the Subject Data, for use in the pharmaceutical / drug discovery industry.

8. Transfer; Successors and Assigns. The Holder may not sell, assign, pledge, dispose of or otherwise transfer this Note or any interest herein without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, a Holder that is a partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer this Note to any person that owns all (but not less than all) of the issued and outstanding voting securities of such entity without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note (or affidavit of loss with any indemnity reasonably requested by the Company) for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered Holder. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

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9. Security Interest. This note is secured by the Subject Data.

10. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

11. Notices. All notices required or permitted hereunder shall be given in accordance with Section 7.5 of the Purchase Agreement.

12. Amendments and Waivers. The terms and provisions of this Note may be amended or modified, and any provision hereof may be waived, only with the written consent of the Company and the Holder.

13. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

14. Cost of Collection. In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note, the Company shall pay the Holder hereof reasonable costs of collection, or enforcement of the terms hereof, including attorneys’ fees.

15. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law (such as, without limitation, the usury laws), any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company, or if no further amounts are owed by the Company to the Holder, shall be refunded to the Company. The Company hereby irrevocable consents to the reformation of this Note, as may be necessary by a court of law, so as to enable enforcement of this Note pursuant to summary judgment or summary proceeding. For avoidance of doubt, in the event that, for any reason, a finding by a court having jurisdiction over this Note is made that limits enforceability as a result of excessive interest or other origination or investment banking fees pursuant to the laws of any jurisdiction, then, such defense shall not be deemed to bar a summary proceeding or summary judgment on the Note but rather, the Note shall be fully and absolutely enforceable as to all principal and, the court having jurisdiction shall, after an inquest, have power to reform the Note so as to reduce interest amount to such amount as is immediately enforceable pursuant to summary judgment or summary proceeding and grant such award, plus any legal or enforcement fees of the Holder.

16. Construction and Enforcement. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note reflects an investment made by the Holder or its assignor to the Company.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

MATEON THERAPEUTICS, INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	CEO

[Signature Page to Convertible Promissory Note]

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